Exhibit 3.45

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

KWF MANAGER X, LLC

Dated as of November 13, 2012

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) amends, modifies and supersedes in its entirety that certain “Limited Liability Company Agreement” of KW 2012A LLC dated as of October 19, 2012. This Agreement is entered into to memorialize the change of name of Company from “KW 2012A LLC” to “KWF Manager X, LLC” pursuant to a Certificate of Amendment filed with the Delaware Secretary of State on November 13, 2012. K-W Properties, a California corporation, has formed KWF Manager X, LLC (the “Company”) as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the “Delaware Act”), and hereby declares the following to be the Amended and Restated Limited Liability Company Agreement of the Company:

1. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, a Person which, directly or indirectly, controls or is controlled by or is under common control with that Person or is controlled by a principal executive officer of that Person. As used in this definition, “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of KWF Manager X, LLC, as the same may be hereafter amended, modified and/or restated from time to time.

“Certificate of Formation” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act including without limitation that certain Certificate of Amendment filed with the Delaware Secretary of State on November 13, 2012.

“Company” has the meaning specified in the introductory paragraph of this Agreement.

“Delaware Act” has the meaning specified in the introductory paragraph of this Agreement.

“Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, limited liability company, limited liability partnership, real estate investment trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

“Sole Member” means K-W Properties, a California corporation, and any successor-in-interest thereof to the entire Sole Membership Interest.

“Sole Membership Interest” has the meaning specified in Section 8 of this Agreement.

2. Name. The name of the Company is KWF Manager X, LLC.

3. Certificate of Formation; Purpose. The Certificate of Formation and Certificate of Amendment have heretofore been filed with the Delaware Secretary of State by an authorized agent of the Company. The Company may engage in any lawful activity for which a limited liability company may be organized under the Delaware Act. The existence of the Company shall continue until cancellation of the Certificate of Formation as provided in the Delaware Act.

4. Registered Office and Agent; Principal Office. The Company’s registered office and registered agent for service of process in Delaware pursuant to Section 18-104 of the Delaware Act shall be The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The principal office of the Company shall be located at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. The identity of the Company’s registered office and agent, and the location of the Company’s principal office, may be changed at will by the Sole Member.

5. Powers of the Company. Subject to the limitations set forth in this Agreement and the Certificate of Formation, the Company shall possess and may exercise all of the powers and privileges granted to it by the Delaware Act, by any other law or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in Section 3 above.

6. Powers of the Sole Member. The Sole Member shall have the power to exercise any and all rights and powers granted to members of a limited liability company pursuant to the Delaware Act and the express terms of this Agreement.

7. Limited Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated for any such debt, obligation or liability of the Company by reason of being a member of the Company.

8. Admission of Sole Member. The Sole Member shall contribute to the capital of the Company such cash or other property as it may determine in its sole discretion. The Sole Member is hereby admitted as the sole member of the Company and the Company shall issue one (1) membership interest to the Sole Member (the “Sole Membership Interest”), representing a one hundred percent (100%) percentage interest in the Company.

9. Additional Contributions. The Sole Member shall not be required to make any additional capital contributions to the Company. The Sole Member may, however, make additional capital contributions to the Company in such amounts and at such times as it desires.

10. Management. Management of the Company shall be vested exclusively in the Sole Member. The Sole Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein and in the Certificate of Formation, including all powers, statutory or otherwise, possessed by members of a limited liability company under the Delaware Act. The Sole Member, acting alone, shall have the authority to bind the Company.

11. Officers. The Sole Member may, from time to time as it deems advisable, appoint one or more Persons as officers of the Company and assign titles (including, without limitation, a President, one or more Vice Presidents, a Secretary, and a Treasurer) to any such Persons. Unless the Sole Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of that title shall constitute the delegation to that Person of the authority and duties that are normally associated with that office. Any delegation pursuant to this Section 11 may be revoked or modified at any time by the Sole Member. Any individual may hold any number of offices. Any officer so appointed, acting alone, is authorized hereby to sign checks, instruments, operating agreements and other documents and agreements on behalf of the Company as each may deem necessary or desirable to carry out the business of the Company.

12. Assignments. The Sole Member may assign its Sole Membership Interest in whole or in part. If the Sole Member transfers all of its Sole Membership Interest pursuant to this Section 12, the transferee shall be admitted to the Company as the Sole Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective upon the transfer, and upon such admission, the transferor Sole Member shall cease to be a member of the Company.

13. Dissolution. The Company shall be dissolved and its affairs wound up in accordance with the Delaware Act upon the occurrence of any of the following events:

(a) Election of Sole Member. The written election of the Sole Member to dissolve the Company, made at any time and for any reason.

(b) Withdrawal or Dissolution of Sole Member. The withdrawal or dissolution of the Sole Member or the occurrence of any other event which terminates the continued membership of the Sole Member in the Company (other than an assignment of the Sole Membership Interest pursuant to Section 12 of this Agreement), unless the business of the Company is continued in a manner permitted by the Delaware Act.

(c) Judicial Dissolution. The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

14. Exculpation; Indemnification by the Company. To the maximum extent permitted by law, neither the Sole Member nor any Company officer shall be liable to the Company or any other Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Sole Member or officer in good faith on behalf of the Company in the conduct of the business or affairs of the Company. Further, to the maximum extent permitted by law, the Company shall defend, indemnify and hold harmless the Sole Member and each officer and, if the Sole Member or officer so elects by notice to any such other Person, any of the Sole Member’s Affiliates and members and any officer, and any of its or their respective shareholders, members, directors, officers, employees, agents, attorneys or Affiliates, from and against any and all liabilities, losses, claims, judgments, fines, settlements and damages incurred by the Sole Member or officer, or by any such other Person, arising out of any claim based upon any acts performed or omitted to be performed by the Sole Member or officer, or by any such other Person on behalf of the Sole Member, in connection with the organization, management, business or property of the Company, including costs, expenses and attorneys’ fees (which may be paid as incurred) expended in the settlement or defense of any such claims.

15. Amendment. This Agreement may be amended only in a writing signed by the Sole Member.

16. Severability. Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

17. No Third-Party Rights. No Person other than the Sole Member and any Person entitled to indemnification pursuant to Section 14 of this Agreement shall have any legal or equitable rights, remedies or claims under or in respect of this Agreement, and no Person other than the Sole Member and any Person entitled to indemnification pursuant to Section 14 of this Agreement shall be a beneficiary of any provision of this Agreement.

18. Construction. In this Agreement, where the context so requires, all words used in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

19. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

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IN WITNESS WHEREOF, the Sole Member has caused this Agreement to be executed as of the date first written above.

K-W Properties, a California corporation

By:	/s/ Kent Mouton
Name:	Kent Mouton
Title:	Vice-President